EXHIBIT 10.12

                               LICENSE AGREEMENT


         This License Agreement ("Agreement") is entered into as of the 12th day of February, 1999, by and between COLORADO SATELLITE BROADCASTING, INC., 27357 Valley Center Road, Valley Center, California 92082 (hereinafter referred to as "CSB" or "Licensee") and PLEASURE LICENSING LLC, 59 Lake Drive, P.O. Box 946, Hightstown, New Jersey 08520 (hereinafter referred to as "Licensor").

         CSB owns and operates networks for exhibition of audio visual material over all forms of cable or satellite television, including basic cable television, pay and subscription television, pay-per-view and satellite transmission. Additionally, CSB is in the process of developing networks for exhibition or transmission over various forms of Internet or so-called Worldwide Web for access by television or personal computers.

         Licensor is and for many years has been in the business of producing and distributing motion pictures intended primarily for the adult market. Licensor currently owns the rights granted hereunder with respect to an inventory of approximately 4,000 motion pictures which have been acquired and/or produced by Licensor, or its affiliate companies.

         It is the intention of the parties to enter into this Agreement relating to all Catalog Pictures and New Releases (as defined below). The Catalog Pictures and New Pictures are collectively referred to as the Pictures. Reference to Licensor in this Agreement shall include Licensor and Pleasure Productions(R), Plum ProductionsTM, Western VisualsTM, Outlaw ProductionsTM, ABV VideoTM and HIP Video(R). The term "Internet", as used herein, shall refer to information transmitted via a global computer network which is accessed via Internet Protocol (IP) codes and viewed by an Internet browser.

         IN CONSIDERATION of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.       DEFINITIONS

         1.1 As used in this Agreement, certain capitalized terms shall have the meaning as specifically set forth in Addendum "A" which is incorporated herein by this reference.

2.       GRANT OF RIGHTS

         Subject to the terms and conditions hereof, and as set forth below, as to each and every Picture, Licensor hereby grants to CSB the right and license under copyright to broadcast, exhibit and/or display any and all versions of the Pictures over any form of cable or satellite television and/or by way of any form of Internet transmission, whether known or hereafter discovered.

         CSB is hereby granted the following rights, the exclusivity or non-exclusivity thereof to be determined as set forth in Section 6 below:

         2.1. The right to distribute and publish the Pictures using all forms of satellite, cable or Internet transmission to television sets, computer monitors or other devices intended to receive and exhibit audio visual images, whether now known or hereafter discovered, including any and all forms of pay-television and pay per view television, including CATV or cable television, any form of pay television, pay-over-the-air television system, closed circuit system, satellite master antenna television system, DBS system (including, without limitation, KU-Band), hotel/motel system, and any and all other Pay Television system which exhibit motion pictures as part of a Pay or Pay-Per-View Service. Such systems include, without limitation, hotels, motels, inns, lodges, hospitals, nursing homes, convalescent homes, military bases, prisons, ships, oil rigs, dormitories and the like carrying a Pay or Pay Per View Service via satellite, cable or Internet transmission.

         2.2. The method of exhibition of motion pictures and other programs over television receivers where consumers purchase the right to view such motion pictures or other programs on a fee-per-exhibition basis, in: (i) non-residential institutions (including, without limitation, hotel or motel rooms or hospital rooms or in other non-common or non-public areas of other institutions, with transmission via either satellite, cable or internet) is referred to as "Non-Residential Pay-Per-View", and (ii) homes is referred to as "Residential Pay-Per-View." The term "Pay-Per-View" when used herein shall include both Residential Pay-Per-View and Non-Residential Pay-Per-View.

         2.3. The rights to distribute and publish the Pictures via a "narrow band" Internet service (i.e., below 56k "dial up" modem connections) and via a "broadband" Internet service (i.e., 56k or above "dial up" modem connections) and all forms of internet transmission whether now known or hereafter discovered (herein the AInternet Rights").

         2.4. The Television, Pay-Per-View and Internet Rights granted hereunder include the rights to exhibit, broadcast, display and radio simulcast, all or any portions of the Picture(s), including excerpts therefrom, and to subdistribute such rights to a joint venture or a majority owned subsidiary, in all versions in and throughout the Territory.

         2.5. The right to make such edits, changes, alterations and modifications in the Pictures, including changing the title of any Picture, as CSB, determines in its sole discretion, is appropriate or necessary for time restrictions, to comply with any applicable censorship requirements, to create new versions to accommodate CSB's marketing plans or to take advantage of new opportunities to market and exploit new and different versions of adult motion pictures in and throughout the Territory in the media licensed to CSB hereunder. The parties acknowledged that Licensor will deliver to CSB, if and as requested, masters of all existing versions of the Picture(s) plus any and all existing outtakes or cover shots, wrap-arounds, director's cuts, interviews, productions stills, artwork, etc., as may be available, all in accordance with CSB's delivery requirements as set forth in the addenda attached hereto. In all events, such available masters shall include at least a fully-edited so-called XXX version and a fully-edited so-called soft or cable version, if such version has been produced. In the event new versions are created by Licensor after delivery to CSB of XXX and Cable versions, including any versions into any foreign language, Licensor agrees to immediately furnish CSB with masters of such new or dubbed versions in accordance with the delivery specifications set forth in the addenda attached hereto.

         2.6. The rights granted to CSB hereunder shall include the right to create new and different versions of the Pictures for exhibition via satellite, cable or the Internet, as contemplated above. Such derivative versions may constitute separately copyrightable derivative works of Licensor and may include material from any XXX versions, cable versions, outtakes and cover shots furnished by Licensor, as well as additional material owned by CSB. Such versions shall include so-called XX versions to conform to the current standards of Ten Channel, one of CSB's affiliated systems. Such new versions shall be delivered to Licensor only upon the termination of CSB=s rights to such Pictures under this License Agreement, and Licensor shall pay CSB one dollar ($1.00) for each such picture. Other than the license rights set forth herein, CSB shall have no rights to the derivative works so produced.

         2.7. The right to translate and dub the title and soundtrack of any and all versions of the Pictures in any languages, and to distribute such dubbed versions throughout the Territory.

         2.8. The right to copy, in any form or medium which CSB determines appropriate, the Pictures and to distribute such copies in the normal course of CSB's satellite, cable or Internet business, such copies may be used for example as screening cassettes, duplicate masters furnished to one or more television, Pay-Per-View or Internet systems or copies to be used as promotional or marketing materials in connection with CSB's business activities or those of its licensees. Such copies may not be sold by CSB to the public as a separate standalone product, such as a VHS cassette or DVD disc.

         2.9 The right to advertise and publicize the Pictures, their exhibition and/or any exploitation of the Pictures contemplated hereunder. This right shall include the right to use all or any portion of the Pictures in any medium or by any means to advertise or publicize any of CSB=s business activities.

         Hereinafter, all of the rights granted under this Section may be referred to collectively as the "Rights."

3.       TERM

         3.1. This Agreement shall have a term of five (5) years commencing on the date of delivery of the first Picture to CSB pursuant thereto. Thereafter, the Agreement may be renewed for a term of five (5) additional years upon such terms and conditions as the parties hereto shall mutually agree.

         3.2. Notwithstanding the provisions of paragraph 3.1 hereof, as to New Releases, such Rights shall continue for a term of five (5) years commencing upon the earlier of the date of the first exhibition of the Picture by or ninety
(90) days after delivery of each such New Release to CSB.

4.       TERRITORY

         The territory in which Licensor may exercise each and all of the rights granted herein shall be the territory of North, Central and South America ("Territory"). CSB's rights may be exercised in any country in and throughout the Territory, including their respective territories and possessions.

5.       DELIVERY OF PICTURES TO CSB

         5.1. Licensor currently owns the rights granted herein with respect to an inventory of approximately 4,000 motion pictures which have been produced and/or acquired by Licensor or affiliated companies. A list of certain of those motion pictures setting forth their titles is set forth on Exhibit A hereto, and a list of the remaining titles (including the recently acquired catalog of Western Visuals pictures) shall be provided to CSB within thirty (30) days of the date hereof. For convenience, these motion pictures are referred to herein as "Catalog Pictures."

         Licensor agrees to deliver such screening cassettes, or other material as may be requested by CSB, to permit CSB to evaluate the Catalog Pictures. CSB shall have the right to select as many Catalog Pictures as it can reasonably exploit in the Territory.

         5.2. Commencing in April 1999, Licensor further agrees to deliver to CSB as Pictures hereunder, three (3) new motion pictures hereafter produced by Licensor or its affiliated companies ("New Releases") per month throughout the Term hereof, and CSB agrees to accept a minimum of three (3) such New Releases. New Releases submitted each month shall consist of one "A Film" (a Production shot entirely on 35mm film with a budget over $60,000); one "B Film" (a High End Video-Budgeted over $30,000); and one "C Film" (a Low End Video-Budgeted over $20,000).

         Upon receipt of delivery materials relating to each Picture hereunder, including each New Release, CSB shall have a period of 30 days within which to evaluate all such materials and determine whether they are acceptable to CSB. CSB shall have the absolute right to reject any films submitted for technical reasons or for reasons related to CSB=s editing standards. If CSB's rejection is for technical reasons, CSB shall notify Licensor of the technical defects in the material delivered and Licensor will remedy any and all such defects, at no cost to CSB, within ten (10) days of such notice. If CSB's rejection is for reasons related to its editing standards, Licensor will replace the rejected Picture(s) within thirty (30) days after Licensor receives notice of such rejection, with another Picture(s) in the same category as that of the Picture rejected.

6.       EXCLUSIVITY

         Except with respect to the pre-existing rights of third parties to the Catalog Pictures and for any and all rights relating to the Internet, each and all of the Rights granted to CSB hereunder shall be exclusive to CSB in the United States during the Term and Licensor agrees to take all action necessary to ensure that CSB is accorded the right to exploit such Rights without interference from any third party. It is acknowledged and agreed that all rights in territories outside of the United States shall be non-exclusive.

7.       PAYMENT BY CSB

         In full consideration of all of the Rights granted hereunder and each of the terms and conditions of this Agreement, and conditioned upon Licensor's full and faithful performance of all obligations to be performed hereunder, CSB agrees to pay Licensor as follows:

         7.1. CSB agrees to deliver to Licensor a total of 700,000 shares (the "Catalog Shares") of common stock of New Frontier Media, Inc., the parent company of CSB, and to issue to Licensor five (5) year warrants to purchase an additional 700,000 shares (the "Warrant Shares") of common stock of New Frontier Media, Inc., in the form attached hereto. CSB and New Frontier further agree that the resale of $200,000 worth of the Catalog Shares and all of the Warrant Shares shall be registered with the Securities and Exchange Commission on or before December 31, 1999 and the registration statement for such shares shall remain continuously effective until Licensor no longer owns any Catalog Shares or Warrant Shares.

         7.2. With respect to each New Release delivered to CSB hereunder and accepted by CSB, CSB shall pay Licensor the following amounts:

         7.2.1. With respect to each "A Film", the sum of $20,000.00 cash

         7.2.2. With respect to each "B Film", the sum of $10,000.00 cash; and

         7.2.3. With respect to each "C Film", the sum of $5,000.00 cash.

           All such payments for "A Films" shall be payable as follows: 25% within ten (10) days after delivery of all required delivery materials, including materials relating to both the cable version and XXX version of the Picture; 37.5% shall be payable within sixty (60) days after the first Exhibition of the Picture by or at the authorization of CSB; and 37.5% shall be payable within ninety (90) days after the first Exhibition of the Picture by or at the authorization of CSB.

         All such payments for "B Films" or "C Films" shall be payable as follows: 25% within ten (10) days after delivery of all required delivery materials, including materials relating to both the cable version and XXX version of the Picture; and 75% shall be payable within sixty (60) days after the first Exhibition of the Picture by or at the authorization of CSB.

8.       COSTS AND EXPENSES

         8.1. Licensor shall be responsible for making all payments which may become due to any union or guild and to any person or persons who rendered services in or in connection with the Picture by virtue of the use made of the Picture hereunder, including, without limitation, all residual, reuse, rerun, pension and health and welfare fund, and payroll tax payments.

         8.2. As between Licensor and CSB, CSB shall be responsible for all editing costs and making all payments which may be required to be paid on account of CSB's exercise of its rights hereunder, except to the extent such payments are the responsibility of Licensor, as set forth in Section 8.1 above.

9.       CONFIDENTIALITY

         Neither Licensor or CSB shall disclose to any third party (other than their respective employees, agents or representatives in their capacity as such), any information with respect to the financial terms and provisions of this Agreement except: (i) to the extent necessary to comply with law or the valid order of a court of competent jurisdiction, in which event, the party making such disclosure shall so notify the other, in writing, within five (5) days, and shall seek confidential treatment of such information, (ii) as part of its normal reporting or review procedure to its parent company, its auditors and its attorneys, provided, however, that such parent company, auditors, and attorneys agree to be bound by the provisions of this paragraph 9, (iii) in order to enforce its rights pursuant to this Agreement, and (iv) to any bona fide prospective purchaser of the stock or assets of such party.

10.      REPRESENTATIONS AND WARRANTIES OF CSB

         CSB hereby represents and warrants that it has the full power and authority to enter into this agreement and to fully perform its obligations under this Agreement, that the Agreement is an enforceable and binding agreement, and that it does not conflict with any other agreement or obligation of CSB.

11.      REPRESENTATIONS AND WARRANTIES OF THE LICENSOR

         Licensor hereby warrants and represents to CSB as follows:

         11.1. Licensor owns all appropriate and necessary rights in and to the Pictures which are the subject hereof to permit CSB to peacefully exercise each of the Rights granted hereunder without interference from any third party and without claim that such exercise constitutes a violation of the rights of any third party. The Licensor guarantees to CSB that each of the Pictures was produced in compliance with all applicable laws, that all actors and actresses in the Pictures were over 18 years of age when they rendered their performance, and that all Documentation, including but not limited to, proper age/consent documents are maintained on file as required by law and may be inspected by CSB or its designated agent during normal business hours upon request with 24-hour notice.

         11.2. Licensor is the sole owner of all Rights granted to Licensee hereunder; Licensor has not previously assigned, pledged, or otherwise encumbered the same; the Pictures do not violate any rights of privacy; the Pictures are not defamatory; neither the Titles, the Documentation, nor any parts thereof, nor any materials contained therein or synchronized therewith, nor the exercise of any right, violated or will violate, or will infringe, any trademark, trade name, contract, agreement, copyright (whether common law or statutory), patent, literary, artistic, dramatic, personal, private, civil, or other property right or right of privacy or any similar law or regulation or other right whatsoever of, or slanders or libels, any person, firm, corporation, or association whatsoever. Notwithstanding the foregoing, Licensor makes no representation or warranties with respect to the laws or regulations of any state, country or territory outside of the United States and/or the States of Alabama, Kentucky, Mississippi, Oklahoma, Utah, North Carolina, South Carolina, Tennessee or West Virginia, or Northern Florida, or any other jurisdiction hereinafter adopting laws or regulations similar to the laws of such named states.

12.      INDEMNITY

         12.1. Each party hereto shall at times defend, indemnify and hold harmless the other and their parent, subsidiary and affiliated companies, successors, licensees and assigns and their respective officers, directors, employees and agents (herein, the "Indemnified Parties"), against and from any and all claims, damages, liabilities, costs and expenses, including reasonable counsel fees (collectively "claims") arising out of any breach by such party (herein, the "Indemnitor") of any representation, warranty, covenant or other provision hereof . The Indemnified Parties shall notify the Indemnitor in writing of each such claim, and shall have the right to defend such claims through counsel of its own choosing.

         12.2. The Indemnified Parties shall afford the Indemnitor the opportunity to participate in any compromise, settlement, litigation or other resolution of a third party claim, or, in the event the Indemnitor elects not to defend such claim, the Indemnified Parties may assume the defense of any such claim or litigation, at Indemnitor=s cost and expense, with counsel of Indemnified Parties's own choosing. In the event the Indemnitor elects to assume the defense, the Indemnitor shall afford Indemnified Parties the opportunity to participate fully in such defense at Indemnified Parties's expense.

         12.3. Neither party shall compromise, settle or otherwise resolve any such claim or litigation without the other party's prior written consent, which shall not be unreasonably withheld; provided, however, that failure to respond within five (5) business days following receipt of written notice of such proposed compromise shall constitute consent to the proposed compromise, settlement or resolution.

         12.4. All representations, warranties and indemnities contained in this Agreement shall survive an independent investigation made by Indemnified Parties and the suspension or the termination of this Agreement.

13.      SEVERABILITY

         Subject to this section, if any provision of this Agreement or the application thereof to any party of circumstance shall, to any extent, be invalid and/or enforceable, the remainder of this Agreement and the application of such provision to any other parties or circumstances other than those as to which it is held invalid and/or unenforceable, shall not be affected thereby, and each such other term and provision of this Agreement shall be valid and be enforceable to the fullest extent permitted by law.

14.      FURTHER DOCUMENTS

         The Licensor and CSB shall promptly execute, acknowledge, and deliver or promptly procure the executing, acknowledgment and delivery of any and all further assignments, agreements and instruments which may be deemed reasonably necessary or expedient to effectuate the purposes of this Agreement.

15.      WAIVERS

         No waiver by either party of any breach or default under this Agreement shall be deemed to be a waiver of any proceeding or subsequent breach or default.

16.      NOTICES

         All notices or remittances which either party may wish to serve and/or may be required to serve on the other under this Agreement, shall be in writing and shall be served by personal delivery thereof or by prepaid certified mail, return receipt requested, or by prepaid overnight air express delivery, addressed to the respective parties at their addresses herein above set forth.

17.      RELATIONSHIP OF THE PARTIES

         Nothing in this Agreement contained shall be deemed to constitute either of the parties being an agent of the other. Neither party shall hold itself out contrary to the terms of this Agreement and neither party shall become liable by reason of any representation, act or omission of the other contrary to the provisions hereof. Licensor is in all respects acting an independent contractor.

18.      TERMINATION.

         This Agreement may be terminated by either party upon written notice to the other party if such other party shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or any proceeding is commenced by or against such party (or in the case of CSB, by or against New Frontier Media, Inc.) under any provision of the U.S. Bankruptcy Code or under other bankruptcy or insolvency law, including assignment for the benefit of creditors (and in the case of an involuntary proceeding, such proceeding is not dismissed within 60 days of the filing thereof).

19.      ENTIRE AGREEMENT

         This Agreement contains the full and complete understanding between the parties hereto and supersedes all prior understandings, whether within or oral, pertaining to the subject matter hereof and cannot be modified except by a written instrument signed by the parties hereto.

20.      APPLICABLE LAWS

         This Agreement shall be governed by the laws of Colorado and the federal laws of the United States of America applicable therein.

21.      ASSIGNMENT

         This Agreement may not be assigned by either party hereto, by operation of law or otherwise without the express written consent of the other, which consent shall not be unreasonably withheld, delayed or conditioned.

22.      COUNTERPARTS

         This Agreement may be executed in counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

23.      PARTIES BOUND BY AGREEMENT

         This Agreement is binding upon the parties hereto and upon their respective successors and permitted assigns.

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first herein above.


LICENSEE:                          COLORADO SATELLITE BROADCASTING, INC.

                                   /s/ Michael Weiner
                                   --------------------------------------------
                                   By: Michael Weiner, Executive Vice President


LICENSOR:                          PLEASURE PRODUCTIONS, INC.

                                   /s/ Michael Koretsky
                                   --------------------------------------------
                                   By: Michael Koretsky, President


NEW FRONTIER MEDIA, INC. hereby guarantees the obligations of its subsidiary, Colorado Satellite
Broadcasting, Inc. hereunder.

NEW FRONTIER MEDIA, INC.

/s/ Michael Weiner
--------------------------------------
By: Michael Weiner, Executive Vice President